As Filed with the Securities and Exchange Commission on April 12, 2010
Registration No. 333-131388

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 6 TO FORM SB-2 ON
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-1116894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12600 West Colfax, Suite C-420
Lakewood, Colorado 80215
(303) 238-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Christopher J. Lindop
President
Global Med Technologies, Inc.
c/o Haemonetics Corporation
400 Wood Road
Braintree, Massachusetts 02184
(781) 848-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

James S. O’Shaughnessy, Esq. General Counsel Haemonetics Corporation 400 Wood Road Braintree, Massachusetts 02184 (781) 848-7100	Lisa R. Haddad, Esq. Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 (617) 570-1000
Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 6 relates to the Registration Statement (the “Registration Statement”) (File No. 333-131388) of Global Med Technologies, Inc. (the “Registrant”) pertaining to the registration of 24,529,793 shares of the Registrant’s common stock, $0.01 par value per share (“Common Shares”), which was filed on Form SB-2 with the Securities and Exchange Commission (the “SEC”) on January 30, 2006, as amended on Post-Effective Amendment No. 1 to Form SB-2 filed with the SEC on June 26, 2007, as further amended on Post-Effective Amendment No. 2 to Form SB-2 on Form S-3 filed with the SEC on May 7, 2008, as further amended on Post-Effective Amendment No. 3 to Form SB-2 on Form S-3 filed with the SEC on May 16, 2008, as further amended on Post-Effective Amendment No. 4 to Form SB-2 on Form S-3 filed with the SEC on May 20, 2008, and as further amended on Post-Effective Amendment No. 5 to Form SB-2 on Form S-3 filed with the SEC on April 20, 2009.
     The Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of January 31, 2010, by and among Haemonetics Corporation, a Massachusetts corporation (“Haemonetics”), Atlas Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Haemonetics (“Acquisition Corp.”), and the Registrant, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of March 17, 2010, by and among Haemonetics, Acquisition Corp. and the Registrant, provides for, among other things, the merger of Acquisition Corp. with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Haemonetics (the “Merger”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Acquisition Corp. commenced a tender offer (the “Offer”) to purchase all of the Registrant’s outstanding Common Shares and all of the Registrant’s outstanding shares of Series A Convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares”), for $1.22 per Common Share (the “Common Stock Offer Price”) and $1,694.44 per Preferred Share (the “Preferred Stock Offer Price”), each without interest thereon and less any applicable withholding taxes. The Offer commenced on February 19, 2010 and expired on March 24, 2010. On March 25, 2010, Acquisition Corp. commenced a subsequent offering period, which expired on March 31, 2010.
     On April 12, 2010, the Merger became effective. As a result of the Merger, each outstanding Common Share and Preferred Share (other than Common Shares and Preferred Shares owned by Acquisition Corp., Haemonetics, any controlled subsidiary of Haemonetics or the Registrant, all of which were canceled or extinguished, or by stockholders, if any, who are entitled to and properly exercise dissenters’ rights under Colorado law) was automatically converted into the right to receive the Common Stock Offer Price or the Preferred Stock Offer Price, as applicable, in cash, without interest thereon and less any applicable withholding taxes.
     In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Shares registered but not sold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, Commonwealth of Massachusetts, on April 12, 2010.

GLOBAL MED TECHNOLOGIES, INC. a Colorado corporation
By:	/s/ Christopher J. Lindop
Christopher J. Lindop
President
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on April 12, 2010.

SIGNATURE	TITLE

/s/ Christopher J. Lindop	Christopher J. Lindop Director and President (Principal Executive Officer)

/s/ Riju Kumar	Riju Kumar Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Brian P. Concannon	Brian P. Concannon Director

/s/ Alicia R. Lopez	Alicia R. Lopez Director